Exhibit 99.2

NEWS RELEASE
                                  [Graphic Omitted: Logo of SPX Corporation]

Contact:  Jeremy W. Smeltser (Investors)
          704-752-4478
          E-mail:  investor@spx.com

          Tina Betlejewski (Media)
          704-752-4454
          E-mail: spx@spx.com


               SPX NAMES TWO TO FINANCE LEADERSHIP POSITIONS

     CHARLOTTE, NC - December 10, 2004 - SPX Corporation (NYSE:SPW) today announced that it has named Michael Reilly as Corporate Controller and Chief Accounting Officer, with responsibility for the company's SEC reporting, accounting and compliance. The company also named Jeremy Smeltser as Director of Corporate Finance. Mr. Smeltser will continue to lead the company's investor relations efforts and add responsibility for SPX's global treasury and financial planning activities.

     Mr. Reilly joined SPX Corporation in May 2004 as Assistant Corporate Controller. Prior to joining SPX, he was Vice President and Controller for Kyrus Corporation based in Greenville, South Carolina. Previously he was Director of Corporate Accounting & Analysis with Sterling Diagnostic Imaging. His background also includes 11 years of public accounting experience with Deloitte & Touche. Mr. Reilly holds a Bachelor of Business Administration degree in accounting from Loyola College of Maryland and is a certified public accountant.

     SPX's Chief Financial Officer, Patrick J. O'Leary said, "Mike has been a key addition to the team. In September, when we asked Mike to take on the additional responsibilities as interim controller, he successfully tackled the challenge. His knowledge and strong leadership are an asset to the team and will continue to serve SPX well."

     Mr. Smeltser joined SPX in September 2002 as Manager of Financial Planning and Analysis after working in public accounting for five years, most recently with Ernst & Young. In June 2003 he became head of the company's investor relations activities. A graduate of Northern Illinois University, he holds a Bachelor of Science degree in accounting and is a certified public accountant.

     "Jeremy has done an outstanding job leading our investor relations efforts over the past year and a half. His knowledge and experience will be invaluable as he takes on the additional responsibilities for financial planning and treasury," said Mr. O'Leary.

     SPX Corporation is a global provider of technical products and systems, industrial products and services, flow technology, cooling technologies and services, and service solutions. The Internet address for SPX Corporation's home page is www.spx.com.

     SPX Corporation shareholders are strongly advised to read the proxy statement relating to SPX Corporation's 2005 annual meeting of shareholders when it becomes available, as it will contain important information. Shareholders will be able to obtain this proxy statement, any amendments or supplements to the proxy statement and any other documents filed by SPX Corporation with the Securities and Exchange Commission for free at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov. In addition, SPX Corporation will mail the proxy statement to each shareholder of record on the record date to be established for the shareholders' meeting. Copies of the proxy statement and any amendments and supplements to the proxy statement will also be available for free at SPX Corporation's Internet website at www.spx.com or by writing to Investor Relations, SPX Corporation, 13515 Ballantyne Corporate Place, Charlotte, North Carolina 28277, telephone (704) 752-4400.

     SPX Corporation, its executive officers and directors may be deemed to be participants in the solicitation of proxies for SPX Corporation's 2005 annual meeting of shareholders. Information regarding these participants is contained in a filing under Rule 14a-12 filed by SPX Corporation with the Securities and Exchange Commission on December 9, 2004.

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